EXHIBIT 5.1

                                   OPINION OF
                               CORPORATE COUNSEL

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     The Tirex Corporation
         Office of Corporate Counsel

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Frances Katz Levine, Esq.                               Telephone (718) 981-8485
621 Clove Road                                           Telefax  (718) 447-1153
Staten Island, NY 10310

Member, New York and
  New Jersey Bars

                                             April 13, 1998

The Tirex Corporation
740 St. Maurice, Suite 201
Montreal, Quebec
Canada, H3C 1L5

Ladies and Gentlemen:

      You have requested my opinion as counsel for Tirex America Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the public offering by the selling shareholders (the "Selling Shareholders") named in the Company's Registration Statement on Form S-8, to be filed with the Securities and Exchange Commission on or about March 18, 1998 (the "Registration Statement"), of four hundred seventy-five thousand, three hundred and three (475,303) shares of Common Stock of the Company, $.001 par value, per share, currently issued and outstanding in the names of the Selling Shareholders (the "Shares").

      I have examined the Registration Statement in the form to be filed with the Securities and Exchange Commission, the Certificate of Incorporation of the Company as certified by the Secretary of State of the State of Delaware, the Bylaws and the minute books of the Company as a basis for the opinion hereafter expressed.

      Based on the foregoing examination, it is my opinion, and I so advise, that the 475,303 Shares currently are, and upon sale in the manner described in the Registrant Statement will be, legally issued, fully paid and nonassessable.

      I consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                        Very truly yours,

                                                        /s/ Frances Katz Levine